Exhibit G

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE



SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-_____)

     Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

     September __, 2003

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by October __, 2003 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After October __, 2003, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


                                   * * * * * *

     AMEREN CORPORATION, ET AL.         (70-[___])
     -------------------------

     Ameren Corporation ("Ameren"), a registered holding company, whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103, and its direct and indirect non-utility subsidiaries: Ameren Energy, Inc. ("Ameren Energy"), Ameren Development Company ("Ameren Development"), Ameren ERC, Inc. ("Ameren ERC"), Ameren Energy Resources Company ("Ameren Energy Resources"), Ameren Energy Marketing Company ("AE Marketing"), Ameren Energy Fuels and Services Company ("Ameren Energy Fuels"), Illinois Materials Supply Co. ("Illinois Materials Supply"), Missouri Central Railroad Company ("Missouri Central"), Union Electric Development Corporation ("UEDC"), AFS Development Company, LLC, CIPSCO Investment Company ("CIC"), CILCORP Investment Management Inc. ("CIM"), CILCORP Ventures Inc. ("CILCORP Ventures"), CILCORP Energy


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Services Inc. ("CESI"), QST Enterprises Inc. ("QST"), CILCO Exploration and
Development Company ("CILCO Exploration"), CILCO Energy Corporation ("CILCO Energy"), AmerenEnergy Medina Valley Cogen (No. 4), L.L.C. ("Medina Valley"), AmerenEnergy Medina Valley Cogen (No. 2), L.L.C., AmerenEnergy Medina Valley Cogen, L.L.C. ("Medina Valley Cogen"), and AmerenEnergy Medina Valley Operations, L.L.C. ("Medina Valley Operations"), have filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(b), 12(c), 12(f), and 13(b) of the Public Utility Holding Company Act of 1935, as amended (the "Act") and Rules 43, 45(a), 46, 87, 90 and 91 thereunder.

     Ameren directly or indirectly owns all of the issued and outstanding common stock of Union Electric Company d/b/a AmerenUE ("AmerenUE"), Central Illinois Public Service Company d/b/a AmerenCIPS ("AmerenCIPS"), and Central Illinois Light Company, d/b/a AmerenCILCO ("AmerenCILCO," and together with AmerenUE and AmerenCIPS, the "Utility Subsidiaries"). Together, the Utility Subsidiaries provide retail and wholesale electric service to approximately 1.7 million customers and retail natural gas service to approximately 500,000 customers in parts of Missouri and Illinois. In addition to the foregoing, AmerenCILCO owns all of the issued and outstanding common stock of AmerenEnergy Resources Generating Company (f/k/a Central Illinois Generation, Inc. ("AERG"), which is currently an "exempt wholesale generator" ("EWG") under Section 32 of the Act. The Commission has previously authorized AmerenCILCO to transfer substantially all of its generating assets to AERG, at which time AERG will relinquish its status as an EWG and thereupon become an additional Utility Subsidiary of Ameren.

     Ameren has five direct wholly-owned non-utility subsidiaries (in addition to CILCORP Inc., the direct parent of AmerenCILCO), as follows:

     (i) Ameren Services Company ("Ameren Services"), a service company subsidiary, which provides administrative, management and technical services to Ameren and its associate companies in the Ameren system.

     (ii) Ameren Development, an intermediate non-utility holding company, which directly holds all of the outstanding common stock of Ameren Energy Communications, Inc., an "exempt telecommunications company" ("ETC") under
Section 34 of the Act, and Ameren ERC, an "energy-related company" under Rule
58. Ameren ERC, directly and through two majority-owned subsidiaries, provides energy management services. Ameren ERC also holds all of the outstanding common stock of Missouri Central, a fuel transportation subsidiary.

     (iii) Ameren Energy Resources, an intermediate non-utility holding company, which directly holds all of the outstanding voting securities of the following subsidiaries:1 (a) Ameren Energy Development Company ("Ameren Energy

--------------------

1 Ameren Energy Resources also directly holds 20% of the outstanding common stock of Electric Energy, Inc., an EWG.


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Development"), an EWG which, in turn, owns all of the outstanding common stock of Ameren Energy Generating Company ("Ameren Energy GenCo"), also an EWG; (b) Ameren Energy Marketing Company "(AE Marketing"), an "energy-related company" under Rule 58; (c) Ameren Energy Fuels, also an "energy-related company" under Rule 58, which, in turn, owns all of the membership interests of AFS Development Company, L.L.C., an "energy-related company" organized to make investments in and engage in operating activities related to oil and gas, coal bed methane, and other energy commodities, and 71% of the membership interests in Cowboy Railroad Development Company, a fuel transportation subsidiary; (d) Illinois Materials Supply, which was established to serve as an "enterprise zone" company in connection with purchasing goods, material and equipment for Ameren Energy Development and other non-utility associate companies; (e) Medina Valley, an intermediate non-utility holding company that indirectly holds all of the membership interests in Medina Valley Cogen, an EWG, and directly holds all of the membership interests in Medina Valley Operations, which operates Medina Valley Cogen's generating facility.

     (iv) Ameren Energy, an "energy-related company" under Rule 58, which primarily serves as the short-term energy trading and marketing agent for AmerenUE and Ameren GenCo and provides a range of energy and risk management services.

     (v) CIC, which holds various nonregulated and passive investments, including passive investments in affordable housing projects that qualify for federal tax credits and investments in equipment leases.

     UEDC, a direct wholly-owned non-utility subsidiary of AmerenUE, holds investments in steam delivery systems, affordable housing projects that qualify for federal income tax credits, and other passive investments.2

     CILCORP directly owns all of the common stock of three non-utility subsidiaries, as follows:

     (i) CIM, which, through subsidiaries, manages CILCORP's investments in leveraged leases, affordable housing projects that qualify for federal income tax credits, non-regulated independent power projects, and other passive investments.

     (ii) CILCORP Ventures, an intermediate subsidiary, which owns all of the outstanding common stock of CILCORP Energy Services, Inc., an "energy-related company" under Rule 58 that provides energy-related products and services,

--------------------

2 AmerenUE also directly holds 40% of the outstanding common stock of Electric Energy, Inc., an EWG.


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including gas management services for gas management customers, and 80% of the outstanding common stock of Agricultural Research & Development Corp., which pursues commercialization of agricultural research in central Illinois as part of a combined private/government effort to boost the local economy and create jobs in the region.

     (iii) QST, which, through its subsidiary, CILCORP Infraservices, Inc., provides energy and related services in non-regulated retail and wholesale markets, including utility operations and maintenance services (primarily to one of AmerenCILCO's largest industrial customers).

     AmerenCILCO directly owns all of the issued and outstanding common stock of two non-utility subsidiaries: (i) CILCO Exploration, which engages in the exploration and development of gas, oil, coal and other mineral resources; and
(ii) CILCO Energy, an "energy-related company" under Rule 58 that was formed to research and develop new sources of energy, including the conversion of coal and other minerals into gas.

     The direct and indirect non-utility subsidiaries of Ameren named above are herein referred to collectively as the "Non-Utility Subsidiaries." The term Non-Utility Subsidiaries also includes any new non-utility company hereafter acquired or formed directly or indirectly by Ameren in a transaction that is exempt under Rule 58 under the Act or which is acquired pursuant to authorization by the Commission. Ameren and the Non-Utility Subsidiaries are referred to as the "Applicants."

     In this Application/Declaration, Ameren and the Non-Utility Subsidiaries are seeking to extend, restate and modify in certain respects the authorization of such companies in File No. 70-9427.3 Specifically, the Applicants are requesting authorization to engage in the transactions described below during the period ending December 31, 2006 (the "Authorization Period"), subject to a continuation of the Commission's reservation of jurisdiction over certain specified proposals, as described below. Funds for any direct or indirect investment in any new or existing Non-Utility Subsidiary will be derived from available funds, proceeds of financings by Ameren that are authorized in separate proceedings, and/or proceeds of financings by Non-Utility Subsidiaries that are exempt under Rule 52(b). Ameren is not requesting any additional financing authorization in this Application/Declaration.

     1. Intermediate Subsidiaries. Ameren proposes to acquire, directly or indirectly through Non-Utility Subsidiaries, the securities of one or more new subsidiaries ("Intermediate Subsidiaries") organized exclusively for the purpose of acquiring, holding and/or financing the acquisition of the securities of or other interest in EWGs, "foreign utility companies" ("FUCOs"), ETCs, "energy-related companies" under Rule 58 ("Rule 58 Subsidiaries") or other

--------------------

3    See Ameren Corporation, et al., Holding Co. Act Rel. No. 27053 (July 23,
     1999).


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non-utility companies the acquisition of which has been expressly authorized by the Commission. It is stated that Intermediate Subsidiaries would be organized exclusively for the purpose of acquiring, holding and/or financing the acquisition of the securities of or other interest in one or more Exempt Subsidiaries, Rule 58 Subsidiaries, or other current or future non-exempt subsidiaries that have been authorized by the Commission ("Non-Exempt Subsidiaries"), provided that Intermediate Subsidiaries may also engage in Development Activities4 and Administrative Activities5 relating to such subsidiaries.

     2. Financing Subsidiaries. The Applicants request authority to acquire, directly or indirectly, the equity securities of one or more new subsidiaries ("Financing Subsidiaries") organized exclusively for the purpose of issuing long-term debt or equity securities to investors other than Ameren in order to finance, in whole or in part, Ameren's direct or indirect acquisition of EWGs, FUCOs, ETCs (collectively, "Exempt Subsidiaries") and Rule 58 Subsidiaries created specifically for the purpose of facilitating the financing of the Applicants' authorized and exempt activities (including exempt and authorized acquisitions) through the issuance of long-term debt or equity securities to third parties and the transfer of the proceeds of such financings to the parent company of the Financing Subsidiary.

     The amount and terms (i.e., interest rate, maturity, etc.) of any long-term debt or preferred equity securities issued by a Financing Subsidiary of Ameren will count against the limitation and comply with the specific terms applicable to that type of security under the any applicable order approving financing by Ameren. Ameren also proposes, if required, to guarantee or enter into expense agreements in respect of the obligations of any such Financing Subsidiaries. To avoid double counting, however, the guarantee of that security by Ameren would

--------------------

4 Development Activities are limited to due diligence and design review; market studies; preliminary engineering; site inspection; preparation of bid proposals, including, in connection therewith, posting of bid bonds; application for required permits and/or regulatory approvals; acquisition of site options and options on other necessary rights; negotiation and execution of contractual commitments with owners of existing facilities, equipment vendors, construction firms, power purchasers, thermal "hosts," fuel suppliers and other project contractors; negotiation of financing commitments with lenders and other third-party investors; and such other preliminary activities as may be required in connection with the purchase, acquisition or construction of facilities or the securities of other companies.

5 Administrative Activities include ongoing personnel, accounting, engineering, legal, financial, and other support activities necessary to manage Development Activities and investments in non-utility subsidiaries.


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not also be counted against the then current limit on guarantees that Ameren is authorized to issue under any applicable order. Non-Utility Subsidiaries may also provide guarantees and enter into expense agreements, if required, on behalf of such entities pursuant to Rules 45(b)(7) and 52, as applicable. Ameren further requests authorization to issue its unsecured subordinated promissory notes ("Subordinated Notes") to any Financing Subsidiary to evidence a loan of the proceeds of any financing by a Financing Subsidiary to Ameren. The amount and terms (i.e., interest rate, maturity, default provisions, prepayment terms, etc.) of any Subordinated Notes issued by Ameren to a Financing Subsidiary will be designed to parallel the amount and terms of the specific securities of a Financing Subsidiary in respect of which such Subordinated Notes are issued. Again, to avoid double counting, the amount of Subordinated Notes issued by Ameren to any Financing Subsidiary will not be counted against the then applicable limit on long-term debt and preferred equity securities that Ameren is authorized to issue.

     3. Special Purpose Subsidiaries. Ameren requests authority to acquire, directly or indirectly through a Non-Utility Subsidiary, the equity securities of one or more new subsidiaries ("Special Purpose Subsidiaries") organized to purchase or otherwise acquire any of the assets of or securities held by UEDC and/or CIC at the time Ameren became a registered holding company, and UEDC and CIC request authorization to sell or otherwise transfer such assets or securities to Special Purpose Subsidiaries. In addition, Special Purpose Subsidiaries may also be formed to engage in any of the following additional business activities:

     (i) Making or guaranteeing loans to customers to finance the purchase of home and business heating, ventilation and cooling equipment; energy conservation and management equipment, products and services; lighting equipment and supplies; and home and business security systems. Ameren proposes that the aggregate principal amount of loans, guarantees or customer installment obligations with respect to which there is recourse to any Special Purpose Subsidiary shall not exceed $300 million at any one time during the Authorization Period.

     (ii) Development Activities and operations and maintenance, construction and construction management, fuel procurement and other types of services for or on behalf of any Non-Utility Subsidiary. The Applicants are requesting a continuation of their current authority to expend up to $250 million in the aggregate outstanding at any time during the Authorization Period on all Development Activities.

     (iii) The marketing of energy bill payment insurance in Illinois and Missouri, which would enable utility customers to pay their energy bills in the event of unemployment, illness, disability or death. This program would be underwritten and administered by an independent insurance company or companies.

     (iv) The offering of economic development services for businesses wishing to expand or relocate their facilities to anywhere within the wholesale or retail service area of the Utility Subsidiaries, including consultation with local economic development officials, building and site screening, customized tax comparison studies and workforce analyses, liaison services to identify financing and leasing sources for building construction, equipment and working capital, and other similar services. These services will be similar in scope to


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those which the Utility Subsidiaries have in the past provided to relocating businesses, often without charge. Ameren states that minimal capital will be required to provide these types of services and that, without further order of the Commission, it will not acquire any securities of or other interest in any industrial/commercial development enterprise except as may be permitted by Rule 40(a)(5).

     (v) The offering of customer goodwill or retention programs, such as packaged discounts on products for the home, travel, and health services, prepaid phone cards or "affinity" cards to promote customer goodwill, and programs to help customers stay informed and protect their credit rating, driving record, and social security number.

     (vi) The marketing of "outage" insurance, which would enable customers to protect against lost revenues due to power interruptions, and surge protection service.

     Ameren requests authorization to invest in Special Purpose Subsidiaries an aggregate amount at any time outstanding not to exceed $250 million.

     4. Guarantees. Non-Utility Subsidiaries request authorization to provide guarantees or other forms of credit support in respect of obligations of each other in an aggregate principal amount at any time outstanding during the Authorization Period not to exceed $300 million, in addition to any guarantees that are exempt under Rules 45(b) and 52(b), as applicable, provided that any guaranty or other form of credit support outstanding on December 31, 2006, shall remain in effect until it expires in accordance with its terms.

     5. Exemption from Section 13(b). Non-Utility Subsidiaries request authorization to provide services or sell goods to each other at fair market prices determined without regard to cost, and therefore request an exemption pursuant to Section 13(b) from the cost standard of Rules 90 and 91 as applicable to such transactions, in any case in which any of the following circumstances may apply:

     (i) The client company is a FUCO or foreign EWG that derives no part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale within the United States;

     (ii) The client company is an EWG that sells electricity at market-based rates which have been approved by the Federal Energy Regulatory Commission ("FERC"), provided that the purchaser thereof is not a Utility Subsidiary;

     (iii) The client company is a "qualifying facility" ("QF") within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") that sells electricity exclusively (a) at rates negotiated at arms'-length to one or more industrial or commercial customers purchasing such electricity for their own use and not for resale, and/or (ii) to an electric utility company (other than a Utility Subsidiary) at the purchaser's "avoided cost" as determined in accordance with the regulations under PURPA;


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     (iv) The client company is a domestic EWG or QF that sells electricity at rates based upon its cost of service, as approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser thereof is not a Utility Subsidiary; or

     (v) The client company is a Rule 58 Subsidiary or any other Non-Utility Subsidiary that (1) is partially-owned, provided that the ultimate purchaser of such goods or services is not a Utility Subsidiary or Ameren Services (or any other entity within the Ameren system whose activities and operations are primarily related to the provision of goods and services to the Utility Subsidiaries, (2) is engaged solely in the business of developing, owning, operating and/or providing services or goods to Non-Utility Subsidiaries described in paragraphs (i) through (iv) immediately above, or (3) does not derive, directly or indirectly, any material part of its income from sources within the United States and is not a public-utility company operating within the United States.

     6. Sale of Certain Goods and Services Outside the United States. Rule 58 Subsidiaries and Special Purpose Subsidiaries request authority to sell goods and services to customers both within and outside the United States. Such goods and services include:

     (i) the brokering and marketing of electricity, natural gas and other energy commodities;

     (ii) Energy Management Services, which include the marketing, sale, installation, operation and maintenance of various products and services related to energy management and demand-side management, including energy and efficiency audits; facility design and process control and enhancements; construction, installation, testing, sales and maintenance of (and training client personnel to operate) energy conservation equipment; design, implementation, monitoring and evaluation of energy conservation programs; development and review of architectural, structural and engineering drawings for energy efficiencies, design and specification of energy consuming equipment; and general advice on programs; the design, construction, installation, testing, sales and maintenance of new and retrofit heating, ventilating, and air conditioning ("HVAC"), electrical and power systems, alarm and warning systems, motors, pumps, lighting, water, water-purification and plumbing systems, and related structures, in connection with energy-related needs; and the provision of services and products designed to prevent, control, or mitigate adverse effects of power disturbances on a customer's electrical systems;

     (iii) performance contracting services aimed at assisting customers in realizing energy and other resource efficiency goals in the areas of process control, fuel management, and asset management services (including operation and maintenance services) in respect of energy-related systems, facilities and equipment located on or adjacent to the premises of a customer and used by that customer in connection with business activities, including: (a) distribution systems and substations, (b) transmission, storage and peak-shaving facilities,
(c) gas supply and/or electrical generation facilities (i.e., stand-by generators and self-generation facilities), (d) boilers and chillers, (e)


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alarm/warning systems, (f) HVAC, water and lighting systems, and (g)
environmental compliance, energy supply and building automation systems and controls;

     (iv) Technical Support Services, which include technology assessments, power factor correction and harmonics mitigation analysis, meter reading and repair, rate schedule design and analysis, environmental services, engineering services, billing services (including consolidation billing and bill disaggregation tools), risk management services, communications systems, information systems/data processing, system planning, strategic planning, finance, feasibility studies, and other similar services;

     (v) certain retail services, including the provision of centralized bill payment centers for payment of all utility and municipal bills and related services; annual inspection, maintenance and replacement of energy-related equipment and appliances; service line repair and extended warranties with respect to all of the utility- or energy-related service lines internal and external to a customer's premises; provision of surge protection equipment and services; marketing services to associate and nonassociate businesses in the form of bill insert; and automated meter-reading services;

     (vi) sale of monitoring and response goods and services, which include products used in connection with energy and gas-related activities that enhance safety, increase energy/process efficiency; sale of energy-related information, as well as repair services, in connection with such problems as carbon monoxide leaks and faulty equipment wiring; operation of call/dispatch centers on behalf of associate and nonassociate companies in connection with the proposed sale of goods and services or with activities that Non-Utility Subsidiaries are otherwise authorized to engage in under the Act;

     (vii) sale of energy-peaking services via propane-air or liquefied natural gas ("LNG"), which involves the provision of back-up electricity or gas supply in periods of high or "peak" energy demand using a propane-air mixture or LNG as fuel sources for such back-up services; and

     (viii) project development and ownership activities, which involves the installation and ownership of gas-fired turbines for on-site generation and consumption of electricity.

     In addition, Non-Utility Subsidiaries request authorization to provide other energy-related goods and services that may not be permitted under Rule 58. These include incidental goods and services closely related to the consumption of energy and the maintenance of energy consuming property by customers, provided that the proposed incidental goods and services would not involve the manufacture of energy consuming equipment but could be related to, among other things, the maintenance, financing, sale or installation of such equipment.

     The Applicants request that the Commission (1) authorize electricity and energy commodity brokering and marketing activities in Canada and reserve jurisdiction over such activities outside the United States and Canada pending completion of the record in this proceeding, (2) authorize the proposed sale of Energy Management Services and Technical Support Services and related customer


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financing anywhere outside the United States, and (3) continue to reserve jurisdiction over sale of the remaining goods and services described above outside the United States, pending completion of the record.

     7. Sale of Agency Services by Ameren Energy and AE Marketing to Utility Subsidiaries. Ameren Energy requests authorization to continue to act as agent for AmerenUE in connection with the brokering and marketing of electricity and other energy commodities by AmerenUE. Such services include negotiation and administration of power sales agreements with third parties and negotiation of associated credit support and risk management documents. Ameren Energy will provide agency and any other incidental services at cost, determined in accordance with Rules 90 and 91. AE Marketing requests authorization to provide similar agency services to AERG in connection with brokering and marketing of electricity produced by AERG.

     8. Investments by Ameren in Energy Assets. Ameren, indirectly through one or more Non-Utility Subsidiaries (including any Rule 58 Subsidiary), requests authorization to acquire or construct non-utility energy assets in the United States, including, without limitation, natural gas production, gathering, processing, storage and transportation facilities and equipment, liquid oil reserves and storage facilities, and associated facilities (collectively, "Energy Assets"), that would be incidental or functionally related to energy marketing, brokering and trading. Ameren requests authorization to invest up to $400 million at any one time during the Authorization Period (the "Investment Limitation") in such Energy Assets or in the equity securities of existing or new companies substantially all of whose physical properties consist or will consist of such Energy Assets. Such Energy Assets (or equity securities of companies owning Energy Assets) may be acquired for cash or in exchange for common stock or other securities of Ameren or any Non-Utility Subsidiary. If common stock of Ameren is used as consideration in connection with any such acquisition, the market value thereof on the date of issuance will be counted against the proposed Investment Limitation. The stated amount or principal amount of any other securities issued as consideration in any such transaction will also be counted against the Investment Limitation. Under no circumstances will Ameren Energy or any marketing subsidiary acquire, directly or indirectly, any assets or properties the ownership or operation of which would cause such companies to be considered an "electric utility company" or "gas utility company" as defined under the Act.

     9. Payment of Dividends Out of Capital and Unearned Surplus. Ameren, on behalf of its direct or indirect Non-Utility Subsidiaries, requests that such companies be permitted to pay dividends with respect to the securities of such companies and/or reacquire their securities that are held by any associate company, from time to time through the Authorization Period, out of capital and unearned surplus (including revaluation reserve), to the extent permitted under applicable corporate law, provided that, without further approval of the Commission, no Non-Utility Subsidiary will declare or pay any dividend out of capital or unearned surplus if that Non-Utility Subsidiary derives any material part of its revenues from sales of goods, services, electricity or natural gas to any of the Utility Subsidiaries or if, at the time of such declaration or payment, such Non-Utility Subsidiary has negative retained earnings.

     10. Anticipatory Interest Rate Hedges by Non-Utility Subsidiaries. Non-Utility Subsidiaries request authorization to enter into interest rate


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hedging transactions with respect to anticipated debt offerings ("Anticipatory
Hedges"), subject to certain limitations and restrictions. Such Anticipatory Hedges would only be entered into with counterparties whose senior debt ratings, or the senior debt ratings of the parent companies of the counterparties, as published by Standard and Poor's Ratings Group, are equal to or greater than BBB, or an equivalent rating from Moody's Investors Service, Fitch Investor Service or Duff and Phelps.

     11. Changes in Capitalization of Non-Utility Subsidiaries; Subsequent Internal Reorganizations of Non-Utility Subsidiaries. The Applicants request authorization to change the terms of any Non-Utility Subsidiary's authorized capitalization by an amount deemed appropriate by Ameren or other parent company, provided that, if a Non-Utility Subsidiary is not wholly owned, the consent of all other shareholders has been obtained for such change. Thus, a Non-Utility Subsidiary would be able to increase the number of its authorized shares of capital stock, change the par value of its capital stock, change between par value and no-par value stock, or convert from one form of business organization to another without additional Commission approval.

     In addition, to the extent that such transactions are not otherwise exempt under the Act or Rules thereunder, Ameren requests approval to consolidate, sell, transfer or otherwise reorganize all or any part of its direct and indirect ownership interests in Non-Utility Subsidiaries, as well as investment interests in entities that are not subsidiary companies. To effect any such consolidation or other reorganization, Ameren may wish to either contribute the equity securities of one Non-Utility Subsidiary to another Non-Utility Subsidiary (including a newly formed Intermediate Subsidiary) or sell (or cause a Non-Utility Subsidiary to sell) the equity securities or all or part of the assets of one Non-Utility Subsidiary to another one. Such transactions may also take the form of a Non-Utility Subsidiary selling or transferring the equity securities of a subsidiary or all or part of such subsidiary's assets as a dividend to an Intermediate Subsidiary or to another Non-Utility Subsidiary, and the acquisition, directly or indirectly, of the equity securities or assets of such subsidiary, either by purchase or by receipt of a dividend. The purchasing Non-Utility Subsidiary in any transaction structured as an intrasystem sale of equity securities or assets may execute and deliver its promissory note evidencing all or a portion of the consideration given. Ameren may also liquidate or merge Non-Utility Subsidiaries.

     The Applicants state that no state commission and no federal commission, other than this Commission, has jurisdiction over any of the proposed transactions.